Shiloh Industries Reports First Quarter 2007 Results

VALLEY CITY, OH -- 02/22/2007 -- Shiloh Industries, Inc. (NASDAQ: SHLO) today reported results for the first quarter ended January 31, 2007.

For the first quarter ended January 31, 2007, the Company reported sales of $147.6 million compared to sales of $145.7 million in the first quarter of fiscal 2006, an increase of 1.3%. Sales increased during the first quarter of fiscal 2007 as a result of sales from new higher material content programs, which more than offset the impact of reduced production volumes experienced by the automotive industry for which the Company supplies parts. According to industry statistics, production of cars and light trucks declined by 6.4% in the first quarter while production of the traditional domestic manufacturers, the Company's largest customers, declined by 10.4%.

Net income for the first quarter of fiscal 2007 was $1.5 million, or $0.09 per share diluted, compared to $4.6 million, or $0.28 per share diluted, reported in the first quarter of fiscal 2006.

Operating income was $4.0 million for the first quarter of fiscal 2007 as compared to the $8.8 million reported in the first quarter of fiscal 2006. The decrease was the result of increased material content in our sales mix for the quarter, continued competitive pricing pressures and lower recovery on engineered scrap material due to market price reductions for scrap steel during the first quarter of fiscal 2007 when compared to the prior year. Manufacturing expenses, however, declined during the first quarter from last year's level and selling, general and administrative expenses were even with the prior year first quarter. Interest expense in the quarter was above the same period in the prior year due to interest rate increases and higher average borrowed funds, which includes $40.9 million for the special dividend of $2.50 per share paid to shareholders on January 19, 2007.

In commenting on the quarter, President and CEO of the Company, Theodore K. Zampetis said:

"Our first quarter of fiscal 2007 benefited from the sales of product associated with new program launches for Nissan, Daimler Chrysler and General Motors, which offset the effect of the anticipated reductions in production schedules by our customers, particularly the traditional domestic manufacturers. Consequently, our results are ahead of our plan for this first quarter period. Moving forward, we continue to focus on the optimization of the new program launches and the adjustment of manufacturing costs to carefully align with the production schedules of our customers for the upcoming months, which include further customer reductions as recently announced. Furthermore, we are continuing with our emphasis on cash flow, capital asset utilization, operational efficiency and debt reduction."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 1,940.

A conference call to discuss fiscal 2007 first quarter results will be held on Thursday, February 22, 2007 at 11:00 a.m. (ET). To listen to the conference call, dial (888) 321-3075 approximately 5 minutes prior to the start time and request the Shiloh Industries first quarter conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and customer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Company's credit agreement; pension plan funding requirements; and other factors, uncertainties, challenges, and risks detailed in the Company's public filings with the Securities and Exchange Commission. The Company does not intend or undertake any obligation to update any forward-looking statements, except as required by law.

                    SHILOH INDUSTRIES, INC.
        CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (Amounts in thousands, except per share data)

                                                          (Unaudited)
                                                      Three months ended
                                                           January 31,
                                                        2007        2006
                                                    ----------- -----------
Revenues                                            $   147,625 $   145,745
Cost of sales                                           136,037     129,311
                                                    ----------- -----------
  Gross profit                                           11,588      16,434
Selling, general and administrative expenses              7,615       7,619
                                                    ----------- -----------
  Operating income                                        3,973       8,815
Interest expense                                          1,706       1,488
Interest income                                              13          10
Other income (expense), net                                 275          42
                                                    ----------- -----------
  Income before income taxes                              2,555       7,379
Provision for income taxes                                1,073       2,804
                                                    ----------- -----------
Net income                                          $     1,482 $     4,575
                                                    =========== ===========

Income per share:
  Basic income per share                            $      0.09 $      0.29
                                                    =========== ===========
  Diluted income per share                          $      0.09 $      0.28
                                                    =========== ===========

Weighted average number of common shares:
  Basic                                                  16,331      15,949
                                                    =========== ===========
  Diluted                                                16,484      16,422
                                                    =========== ===========

CONTACT:
Stephen E. Graham
Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2600